Exhibit 15.1

September 15, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 4, 2005 on our review of interim financial information of MasterCard Incorporated for the six month periods ended June 30, 2005 and 2004 is included in this Registration Statement.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP